UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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METROPCS COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Introduction

MetroPCS Communications, Inc., a Delaware corporation, which we refer to as MetroPCS, is providing the disclosure below as a supplement to the disclosure set forth in MetroPCS' amended definitive proxy statement, dated March 12, 2013, which we refer to as the proxy statement, and MetroPCS' proxy statement supplement, dated April 14, 2013, which we refer to as the proxy statement supplement. The information provided in the proxy statement and proxy statement supplement continues to apply, except as described below. To the extent information below differs from, updates or conflicts with information contained in the proxy statement or proxy statement supplement, the information below is the more current information and will supersede the information in the proxy statement or proxy statement supplement. MetroPCS urges you to carefully read the proxy statement supplement and the proxy statement in their entirety, including the annexes and information incorporated by reference therein.

Supplemental Disclosure

PSAM Reimbursement. In the section of the proxy statement supplement entitled “Background of the Transaction,” MetroPCS disclosed that its board of directors, which we refer to as the MetroPCS board, after considering the recommendation of the special committee of the MetroPCS board, agreed to reimburse P. Schoenfeld Asset Management, which we refer to as PSAM, for its actual out-of-pocket expenses related to its proxy solicitation at, and contingent upon, the closing of the transaction. MetroPCS estimates that the amount of such PSAM expenses to be reimbursed is approximately $2.8 million.

Evercore Opinion. The written opinion of Evercore Group L.L.C., which we refer to as Evercore, set forth as Annex B to the proxy statement supplement states the following: “This letter, and the opinion expressed herein is solely addressed to, and for the sole information and benefit of, the Special Committee, in its capacity as such, in connection with its evaluation of the proposed Business Combination.” Such sentence has been revised by Evercore and now states: “This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Special Committee, in its capacity as such, in connection with its evaluation of the proposed Business Combination.” A copy of the opinion, as revised, is included below.

[EVERCORE LETTERHEAD]
April 14, 2013
The Special Committee of the Board of Directors
MetroPCS Communications, Inc.
2250 Lakeside Boulevard
Richardson, TX 75082
Members of the Special Committee:
We understand that MetroPCS Communications, Inc., a Delaware corporation (the “Company”), proposes to enter into an amendment, to be dated the date hereof (the “Amendment”), to that certain Business Combination Agreement, dated as October 3, 2012 (the “Original Business Combination Agreement;” the Original Business Combination Agreement, as proposed to be amended by the Amendment being referred to herein as the “Business Combination Agreement”), with Deutsche Telekom AG, an Aktiengesellschaft organized in Germany (“DT”), T-Mobile Global Zwischenholding GmbH, a Gesellschaft mit beschrankter Haftung organized in Germany and a direct wholly-owned subsidiary of DT (“Global”), T-Mobile Global Holding GmbH, a Gesellschaft mit beschrankter Haftung organized in Germany and a direct wholly-owned subsidiary of Global (“Holding”), and T-Mobile USA, Inc., a Delaware corporation and direct wholly-owned subsidiary of Holding (“T-Mobile”), pursuant to which, among other things and subject to certain adjustments set forth in the Business Combination Agreement, (i) the Company will effect a recapitalization and reverse stock split of its common stock, par value $0.0001 per share (the “Company Common Stock”), whereby each existing share of Company Common Stock will receive 0.5 shares of common stock, par value $0.00001 per share (“New Company Common Stock”) (such reverse stock split, the “Reverse Stock Split”), (ii) immediately following the effective time of the Reverse Stock Split, in connection with its recapitalization, the Company will pay its stockholders a cash payment in the aggregate amount of $1,500,000,000 (the “Cash Payment”), (iii) the Company will acquire from Holding all of the capital stock of T-Mobile (the “T-Mobile Shares”) in consideration of the issuance by the Company to Holding (or its designee) of shares of New Company Common Stock equal to 74% of the fully-diluted shares of New Company Common Stock outstanding immediately following the Cash Payment (with the percentage ownership of New Company Common Stock as of such time of Holding or its designee and the Company's stockholders and optionholders being calculated pursuant to the Business Combination Agreement (1) under the treasury method based on the average closing price of a share of Company Common Stock on the New York Stock Exchange for the five full trading days immediately preceding the date the transaction is completed after taking into account the Reverse Stock Split and the Cash Payment but before taking into account the subsequent cash-out of stock options, if any, in connection with the transaction and (2) on a grossed-up basis to take into account the number of shares of New Company Common Stock so issued to Holding or its designee) (such shares of New Company Common Stock, the “Business Combination Consideration”; the closing of the purchase and sale of the T-Mobile Shares by the Company is referred to as the “Closing” and the acquisition by the Company of T-Mobile is referred to as the “Business Combination”). We further understand that pursuant to the Business Combination Agreement, DT will purchase from T-Mobile at their face amount (w) $11,200,000,000 of senior unsecured notes to be issued by T-Mobile (the “DT Notes”) in connection a with series of steps set forth in the Business Combination Agreement which will result in the elimination of all Intercompany Indebtedness, other than the DT Notes, owed by T-Mobile and its Subsidiaries to DT or one of its Subsidiaries (other than T-Mobile and its Subsidiaries), (x) up to an additional $1,000,000,000 of senior unsecured notes to the extent that the Company does not obtain such indebtedness from other parties on agreed terms prior to the Closing, (y) up to an additional $2,500,000,000 of senior secured notes as required to repay amounts outstanding under the Company's existing credit agreement at Closing to the extent that the Company does not obtain such indebtedness from other parties on agreed terms prior to the Closing, and (z) up to an additional $2,000,000,000 of senior unsecured notes as required to redeem outstanding senior notes of the Company to the extent that holders thereof have not agreed to provide a waiver of the occurrence of a change of a

EVERCORE GROUP L.L.C. 55 EAST 52ND STREET NEW YORK, NY 10055 TEL: 212.857.3100 FAX: 212.857.3101

April 14, 2013

control trigger under such senior notes (the note purchases described in the foregoing clauses (w), (x), (y) and (z) being referred to as the “DT Financing”), and that the Company will pay certain commitment fees to DT in connection with the DT Financing at the Closing. The terms and conditions of the of the transactions contemplated by the Business Combination Agreement are more fully set forth in the Business Combination Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Business Combination Agreement.
The Special Committee has asked us, assuming payment of the Cash Payment, whether in our opinion the Company's issuance of the Business Combination Consideration to Holding in consideration for the T-Mobile Shares is fair, from a financial point of view, to the Company and its stockholders (other than DT and its affiliates).

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company and T-Mobile that we deemed to be relevant;

(ii)
reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by the management of the Company;

(iii)
reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to T-Mobile prepared by the management of DT and T-Mobile and furnished to us by the Company;

(iv)	reviewed certain non-public projected financial data relating to the Company prepared and furnished to us by the management of the Company;

(v)
reviewed certain non-public projected financial data relating to T-Mobile prepared by the management of DT and T-Mobile (the “T-Mobile Management Projected Financial Data”) furnished to us by the Company as well as certain adjustments thereto made at the direction of the Company's management (as so adjusted, the “Adjusted T-Mobile Projected Financial Data”);

(vi)	reviewed certain non-public projected operating data relating to the Company prepared and furnished to us by the management of the Company;

(vii)
reviewed certain non-public projected operating data relating to T-Mobile prepared by the management of DT and T-Mobile (the “T-Mobile Management Projected Operating Data”) furnished to us by the Company as well as certain adjustments thereto made at the direction of the Company's management (as so adjusted, the “Adjusted T-Mobile Projected Operating Data”);

(viii)
discussed the past and current operations, financial projections and current financial condition of the Company and T-Mobile with the management of the Company (including their views on the risks and uncertainties of achieving such projections);

(ix)
discussed the past and current operations, financial projections and current financial condition of the Company and T-Mobile with the management of DT and T-Mobile (including their views on the risks and uncertainties of achieving such projections);

(x)	reviewed the amount and timing of the cost savings and operating synergies estimated by the Company management to result from the Business Combination (the “Estimated Synergies”);

(xi)	reviewed the amount, timing and use of certain tax attributes of the combined company as estimated by management of the Company;

(xii)	reviewed the reported prices and the historical trading activity of the Company Common Stock;

April 14, 2013

(xiii)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(xiv)	reviewed certain valuation multiples relating to the Business Combination with those of certain other transactions that we deemed relevant;

(xv)	reviewed the Original Business Combination Agreement and a draft, distributed on April 12, 2013 and labeled “Execution Copy,” of the Amendment; and

(xvi)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

       For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial and operating data relating to the Company, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and good faith judgments of management of the Company as to the matters covered thereby. We express no view as to any projected financial or operating data relating to the Company or the assumptions on which they are based. With respect to T-Mobile Management Projected Financial Data and the T-Mobile Management Projected Operating Data, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and good faith judgments of management of DT and T-Mobile as to the matters covered thereby. With respect to Adjusted T-Mobile Projected Financial Data and the Adjusted T-Mobile Projected Operating Data, we have assumed that the adjustments which Company management has directed us to make to the T-Mobile Management Projected Financial Data and the T-Mobile Management Projected Operating Data have been reasonably determined by Company management on bases reflecting the best available estimates and good faith judgments of management of the Company as to the matters covered thereby. We express no view as to any projected financial or operating data relating to T-Mobile (whether prepared by management of DT or T-Mobile, or as adjusted at the direction of management of the Company) or the assumptions on which they are based. We have also assumed that the Estimated Synergies are reasonably obtainable, were estimated on bases reflecting the best currently available estimates and good faith judgments of the future competitiveness, operating and regulatory environments and related financial performance of the Company and T-Mobile and will be realized in the amounts and at the times indicated thereby. We express no view as to the Estimated Synergies or the assumptions on which they are based. With respect to the amount, timing and use of the tax attributes of the combined company estimated by management of the Company, we have assumed that estimates are reasonable and will be realized, although we express no view as to such estimates or the assumptions on which they are based. For purposes of our analysis and opinion, at your request, we have relied on the projections prepared by the management of the Company with respect to projected financial and operating data of the Company, including Estimated Synergies and estimates as to the amount, timing and use of tax attributes of the combined company, and on the Adjusted T-Mobile Projected Financial Data and the Adjusted T-Mobile Projected Operating Data.
For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the executed Amendment will be the same as the draft reviewed by us and referenced above, that the representations and warranties of each party contained in the Business Combination Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Business Combination Agreement and that all conditions to the consummation of the transactions contemplated by the Business Combination Agreement will be satisfied without material waiver or modification thereof. We have also assumed with your consent that the terms of the DT Financing (including any fees payable to DT in connection therewith) are on terms no less favorable to the Company than could be obtained from an unaffiliated third party lender. We have further assumed that all governmental, regulatory or other consents, approvals or

April 14, 2013

releases necessary for the consummation of the Business Combination will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company, T-Mobile or the consummation of the Business Combination or materially reduce the benefits to the Company of the Business Combination.
We have not made nor assumed any responsibility for making any physical inspection, independent valuation or appraisal of the assets or liabilities of the Company or T-Mobile, nor have we been furnished with any such valuation or appraisals, nor have we evaluated the solvency or fair value of the Company or T-Mobile under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have assumed that the outcome of any current and pending litigation affecting the Company or T-Mobile will not be material to our analysis. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than, assuming payment of the Cash Payment, whether the Company's issuance of the Business Combination Consideration to Holding in consideration for the T-Mobile Shares is fair, from a financial point of view, to the Company and its stockholders (other than DT and its affiliates). We do not express any view on, and our opinion does not address, any other term or aspect of the Business Combination Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Business Combination Agreement or entered into or amended in connection with the transaction contemplated by the Business Combination Agreement, including, without limitation, (i) the fairness of the Reverse Stock Split or of the Cash Payment or any other consideration to be received in connection therewith by, the holders of Company Common Stock or any other securities, creditors or constituencies of the Company, (ii) the terms of the DT Financing (including the amount and nature of the fees payable to DT in connection therewith) or (iii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Reverse Stock Split, the Cash Payment, the Business Combination Consideration or otherwise.
We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the transactions contemplated by the Business Combination Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Business Combination or any other transaction contemplated by the Business Combination Agreement, including the Reverse Stock Split and the Cash Payment. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Special Committee, the Board of Directors or to any other persons in respect of the Business Combination, including as to how any holder of shares of Company Common Stock should vote or act in respect of the transactions contemplated by the Business Combination Agreement. We express no opinion herein as to the price at which shares of Company Common Stock will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company, T-Mobile and their respective advisors with respect to legal, regulatory, accounting and tax matters.
In accordance with the terms of our engagement letter with the Company, we were paid an initial fee at the time we were engaged by the Company on behalf of the Special Committee as well as an additional fee for our services upon the rendering to Special Committee of our opinion, dated October 2, 2012, in connection with certain aspects of the Original Business Combination Agreement. We will receive an additional fee for our

April 14, 2013

services upon the rendering of this opinion (regardless of the conclusion reached herein). The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Except in connection with our services to the Special Committee as described above, during the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and DT, T-Mobile or the Company, pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to DT, T-Mobile or the Company in the future and in connection with any such services we may receive compensation.
In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, DT or T-Mobile and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.
This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Special Committee, in its capacity as such, in connection with its evaluation of the proposed Business Combination. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C. This opinion may be disclosed, referred to and communicated in its entirety to the Board of Directors of the Company, in its capacity as such, in connection with the Board of Directors' evaluation of the proposed Business Combination and the receipt of the Special Committee's recommendation, if any.
This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the transactions contemplated by the Business Combination Agreement; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.
Based upon and subject to the foregoing, assuming payment of the Cash Payment, it is our opinion that, as of the date hereof, the Company's issuance of the Business Combination Consideration to Holding in consideration for the T-Mobile Shares is fair, from a financial point of view, to the Company and its stockholders (other than DT and its affiliates).

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Michael J. Price
Michael J. Price
Senior Managing Director

Additional Information and Where to Find It

This document relates to a proposed transaction between MetroPCS and Deutsche Telekom. In connection with the proposed transaction, MetroPCS has filed with the Securities and Exchange Commission (the “SEC”) the proxy statement and the proxy statement supplement. Security holders are urged to read carefully the proxy statement, the proxy statement supplement and all other relevant documents filed with the SEC or sent to stockholders as they become available because they will contain important information about the proposed transaction. All documents are, and when filed will be, available free of charge at the SEC's website (www.sec.gov). You may also obtain these documents by contacting MetroPCS' Investor Relations department at 214-570-4641, or via e-mail at investor_relations@metropcs.com. This communication does not constitute a solicitation of any vote or approval.

Participants in the Solicitation

MetroPCS and its directors and executive officers will be deemed to be participants in any solicitation of proxies in connection with the proposed transaction. Information about MetroPCS' directors and executive officers is available in MetroPCS' annual report on Form 10-K filed with the SEC on March 1, 2013. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement, the proxy statement supplement and other relevant materials filed with the SEC regarding the proposed transaction. Investors should read the proxy statement and the proxy statement supplement carefully before making any voting or investment decisions.

Cautionary Statement Regarding Forward-Looking Statements

This document includes “forward-looking statements” for the purpose of the “safe harbor” provisions within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any statements made in this document that are not statements of historical fact, and statements about our beliefs, opinions, projections, strategies, and expectations, are forward-looking statements and should be evaluated as such. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “views,” “projects,” “should,” “would,” “could,” “may,” “become,” “forecast,” and other similar expressions. These forward-looking statements include, among others, statements about the benefits of the proposed combination, the amendment, the revised terms of the proposed combination, the prospects, value and value creation capability of the combined company and MetroPCS on a stand-alone basis, the combined company's financial flexibility, future free cash flows of the combined company, projected valuation and valuation modeling, the value created by the amendment, the positioning of the combined company and MetroPCS stand-alone versus its competitors, compelling terms and nature of the proposed combination, value of the proposed combination to MetroPCS stockholders, future MetroPCS stock prices, projected financing costs and terms, the projected future interest rates, credit ratings and fees associated with financing, the success of the combined company, compliance, and other statements regarding the combined company's strategies, prospects, projected results, plans, or future performance.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of MetroPCS, Deutsche Telekom and T-Mobile and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive the required stockholder approvals, the failure to satisfy other closing conditions, the possibility that the expected synergies will not be realized, or will not be realized within the expected time period, the significant capital commitments of MetroPCS and T-Mobile, global economic conditions, fluctuations in exchange rates, competitive actions taken by other companies, natural disasters, difficulties in integrating the two companies, disruption from the transaction making it more difficult to maintain business and operational relationships, actions taken or conditions imposed by governmental or other regulatory authorities and the exposure to litigation. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in MetroPCS' annual report on Form 10-K, filed March 1, 2013, and other filings with the SEC available at the SEC's website (www.sec.gov). The results for any prior period may not be indicative of results for any future period.

The forward-looking statements speak only as to the date made, are based on current assumptions and expectations, and are subject to the factors above, among others, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements. MetroPCS, Deutsche Telekom and T-Mobile do not undertake a duty to update any forward-looking statement to reflect events after the date of this document, except as required by law.